NON-COMPETITION AGREEMENT

DATE

21 JUNE 2010

PARTIES

(1)
NEUMEDIA INC (formerly known as Mandalay Media), Inc. incorporated under the laws of Delaware with company number 4423588 whose registered office is at 2000 Avenue of the Stars, Suite 410, Los Angeles, California (NeuMedia).

(2)
ANTIPHONY (MANAGEMENT HOLDINGS) LIMITED a company incorporated and registered in England and Wales with company number 7283155 whose registered office is at 3 More London Riverside, London SE1 2AQ (Newco).

(3)	JACK CRESSWELL of 86 Osborne Road, Windsor, Berkshire SL4 3EN (Cresswell) and NATE MACLEITCH of 101 Dudley Gardens, Ealing, London W13 9LU (MacLeitch and together with Cresswell the AMV Executives).

BACKGROUND

(A)
By an agreement of even date with this agreement (“the Main Agreement”) between VAC (as defined in the Main Agreement),  NeuMedia, each of AMV Executives (including in the case of MacLeitch in his capacity as Trustee for the AMV Founders under the AMV Note (each as defined in the Main Agreement)), and the Participating Investors with regard to the (i) partial satisfaction of the VAC Note, and (ii) satisfaction of the AMV Note ( as defined in the Main Agreement)).

(B)
In consideration of entering into the Main Agreement and further in consideration of their mutual undertakings as to the matters described herein, the AMV Executives and Newco (together “the Covenantors”) agree to give to NeuMedia the covenants and undertakings herein contained and that upon execution by the parties hereto of this agreement, this agreement shall constitute the legally binding and enforceable agreement of the parties hereto.

(C)
Each Covenantor acknowledges that businesses which will continue to be conducted by NeuMedia and its subsidiaries following the consummation of the transactions contemplated under the Main Agreement include, but are not limited to, those of operating adult websites which business is intensely competitive.

(D)
NeuMedia and its subsidiaries has made significant efforts and incurred significant costs and expenditures in developing goodwill and relationships with customers, potential customers, suppliers, employees and others in business with the Midstream Parties, which each Covenantor acknowledges would be irreparably damaged by his or its competition with NeuMedia’s business with any Midstream Party.

(E)
Each Covenantor acknowledges that NeuMedia has been induced to enter into the Main Agreement by ensuring that this agreement will be delivered to NeuMedia upon the consummation of the transactions contemplated by the Main Agreement.

(F)
As an inducement to NeuMedia to consummate the transactions contemplated by the Main Agreement, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, each Covenantor covenants and agrees with NeuMedia as follows:

AGREED TERMS

1.	Interpretation

The following definitions and rules of interpretation in this clause apply in this agreement.

1.1	Definitions:

affiliate: shall have the meaning ascribed to such term in Rule 405 under the Securities Act of 1933 of the United States of America, as amended.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Group: in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company.

holding company and subsidiary: mean a "holding company" and "subsidiary" as defined in section 1159 of the Companies Act 2006.

Insolvency Event: an event referred to in Clause 2.3.

Midstream Party (Parties): Midstream Media International, N.V., its holding company or any of its subsidiaries, including, but not limited to, you porn.com and any other domain name used by a Midstream Party.

Termination Date: the date determined in clause 2.2.

1.2	Clause and paragraph headings are inserted for convenience only and shall not affect the interpretation of this agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns.

1.4	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and in the plural include the singular.

1.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7	A reference to any party shall include that party's personal representatives, successors and permitted assigns.

1.8
A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.10
Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction.

1.11
A reference to "this agreement" or to any other agreement or document referred to in this agreement is a reference to this agreement or such other document or agreement as varied or novated (in each case, other than in breach of the provisions of this agreement) from time to time.

1.12	References to clauses are to the clauses of this agreement;

1.13
Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14	All words and phrases defined in the Main Agreement shall bear the same meaning where used in this agreement.

2.	Covenant

2.1	Covenant Against Competition

During the period commencing the date hereof and terminating on the Termination Date:

2.1.1
each Covenantor shall not, directly or indirectly, either alone or in association with others, anywhere within the world, other than in the performance of his or her duties as an employee or consultant of NeuMedia or its affiliates knowingly, directly or indirectly, engage in any  business with a Midstream Party; and

2.1.2
Cresswell and MacLeitch will not knowingly, directly or indirectly, consult with or do business with, advise, be a partner service provider, purchase goods of, joint venturer with, be a director or managing member of, or otherwise assist or provide services to, any Midstream Party

PROVIDED THAT

this agreement shall not in any way limit or restrict Cresswell, MacLeitch or Newco from engaging in an adult mobile advertising network or otherwise competing with any Midstream Party or from indirectly buying advertising from any Midstream Party without prejudice to NeuMedia's right to refuse to carry on business with a Midstream Party selling advertising to any Covenantor.

2.2	Duration of Covenant

The covenant set out in Clause 2.1 shall cease and terminate on the earlier to occur of:

2.2.1	the date that is 3 years following the Closing (as defined in the Main Agreement),

2.2.2
such time as NeuMedia and its subsidiaries shall cease to do business with all Midstream Parties (provided that none of Newco, Cresswell or MacLeitch will entice, encourage or influence, or attempt to entice, encourage or influence any Midstream Party to terminate or fail to renew any business relationship with NeuMedia or any of its subsidiaries) and

2.2.3	if NeuMedia or any of its subsidiaries shall be involved in financial difficulties as evidenced by an Insolvency Event.

2.3	Insolvency Events

For the purposes of Clause 2.2, Insolvency Event shall mean any of the following events:

2.3.1
by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case;

2.3.2
by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;

2.3.3	by the entry of an order for relief in any involuntary case commenced under said Title 11;

2.3.4
by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

2.3.5
by the entry of an order by a court of competent jurisdiction (i) by finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for all or a substantial part of its property and such order shall not be vacated or stayed on appeal or otherwise stayed within 60 days; or

2.3.6
by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

3.	Injunctive Relief

3.1	NeuMedia and its subsidiaries shall be entitled to immediate, preliminary and permanent injunctive relief for any breaches of this agreement.

3.2
NeuMedia and its subsidiaries shall be entitled to such relief without the necessity of proving actual damages or posting a bond.in addition to, and not in lieu of, any other rights and remedies available to NeuMedia under law or in equity have the right and remedy to have the provisions of this agreement enforced by injunctive relief in any court of competent jurisdiction, it being agreed that any breach or threatened breach of this agreement would cause irreparable injury to NeuMedia and that damages would not provide an adequate remedy to NeuMedia.

4.	Judicial Modification

4.1
The parties acknowledge and agree that the provisions of this agreement are reasonable and valid in duration and scope and in all other respects. Each Covenantor recognizes that the provisions of this agreement are necessary in order to protect the legitimate business interests of NeuMedia.

4.2
If any court of competent jurisdiction determines that any of the provisions of this agreement, or any part thereof, is invalid or unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

5.	Severability

The parties acknowledge and agree that, in the event that any of the provisions of this agreement are determined, notwithstanding Section 3 herein, to be invalid or unenforceable, the remainder of this agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

6.	Waiver

The waiver or consent by NeuMedia of any breach by each Covenantor of any provision of this agreement shall not operate as or be construed as a waiver or consent of any subsequent breach thereof.

7.	Amendment

This agreement may be amended, modified, or terminated only by a written instrument executed by the parties hereto.

8.	Successors and Assigns

Neither party’s rights and obligations under this agreement may be assigned without the consent of the other parties. This agreement shall be binding upon and inure to the benefit of NeuMedia, its successors and permitted assigns. This agreement shall be binding upon each Covenantor and each Covenantor's successors and permitted assigns.

9.	Applicable Law; Forum

This agreement shall be governed by the Laws of England and Wales and shall be subject to the exclusive jurisdiction of the English Courts.

10.	Headings

Section and other headings contained in this agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this agreement or any of its provisions.

11.	Costs

Each party shall bear its own fees, cost and expenses in any action at law or in equity (including arbitration) brought to enforce or interpret the terms of this agreement. Nothing contained herein, however, shall prevent a party from seeking reimbursement for reasonable legal fees, costs and disbursements in any such action.

12.	Notices

All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this agreement will be in writing and will be deemed to have been duly given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to NeuMedia:                  NeuMedia, Inc.
2000 Avenue of the Stars, Suite 410, Los Angeles, California 90067
Attention:  Chief Executive Officer
Telephone:  (310) 601 2500
Fax: (310) 277 2741
With a copy to:           General Counsel.

If to each Covenantor:       Antiphony (Management Holdings) Limited
Liston Exchange
Liston Court
Marlow
SL7 1BG
Telephone:  01628 405 660
Fax:  01628 405 661
With copies to:
Jack Cresswell 86 Osborne Road, Windsor, Berkshire SL4 3EN and Nate MacLeitch 101 Dudley Gardens, Ealing, London W13 9LU and
Allison Bennington
Partner And General Counsel
Valueact Capital
435 Pacific Ave., 4th Floor

San Francisco, Ca 94133
Telephone. (415) 362-3700
Fax. (415) 362-5727
abennington@valueact.com

Such contact details may be changed, from time to time, by means of a notice given in the manner provided in this Clause 12.

13.	Counterparts

This agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS of which the parties have executed and delivered this document as a deed on the date first above written.

EXECUTED and DELIVERED as a DEED	)
By NEUMEDIA, Inc	)
Acting by [ ]	)
In the presence of:	)	Director

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EXECUTED and DELIVERED as a DEED	)
By	)
ANTIPHONY (MANAGEMENT HOLDINGS) LIMITED	)
In the presence of:	)	Director

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EXECUTED and DELIVERED as a DEED	)
By JACK CRESSWELL	)
In the presence of:	)

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EXECUTED and DELIVERED as a DEED	)
By NATE MACLEITCH	)
In the presence of:	)

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witness address